UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 1, 2010

CME Group Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-31553	36-4459170
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

20 South Wacker Drive, Chicago, Illinois		60606
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	312-930-1000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 1, 2010, the Board of Directors of CME Group Inc. ("CME Group") approved an increase in the size of its Board and appointed Edemir Pinto, Chief Executive Officer of BM&FBOVESPA, to fill the vacancy with a term expiring at the 2012 annual meeting of shareholders.

CME Group has a cross-equity ownership agreement with BM&FBOVESPA, in which CME Group has an approximately 5 percent stake in BM&FBOVESPA, and BM&FBOVESPA has an approximately 5 percent stake in CME Group. Mr. Pinto will serve as the BM&FBOVESPA board representative in accordance with the terms of the agreement. CME Group already holds a seat on the BM&FBOVESPA board of directors. Each party will have the right to maintain its board seat during the term of the strategic partnership, subject to election by the shareholders and certain minimum stock ownership requirements. Mr. Pinto's appointment is effective as of February 2011. As Mr. Pinto is serving in connection with the companies' contractual commitments, he will not receive compensation from CME Group for his services on the Board of Directors.

Mr. Pinto, 57, joined BM&F in 1986, was named Chief Executive Officer in 1999, and after the merger of BM&F S.A. and Bovespa Holding in 2008, he served as Co-CEO and Chief Financial Officer of the new company. On May 20, 2008, BM&FBOVESPA's board of directors named Mr. Pinto as the company's Chief Executive Officer.

In addition to the cross-equity investment agreement, the companies also have in place commercial agreements providing for the development of a new multi-asset class electronic trading platform and an order routing agreement. During the first nine months of 2010, CME Group received payments of approximately $0.3 million in connection with its commercial agreements with BM&FBOVESPA.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CME Group Inc.

December 7, 2010	By:	Kathleen M. Cronin

Name: Kathleen M. Cronin
Title: Managing Director, General Counsel & Corporate Secretary